Griffin-American Healthcare REIT IV Holdings, LP February 6, 2019

Dear Sir/Madam,

Our Reference: 107844

Re: USD 139,500,000 Interest Rate Swap

USI: DTCCRA20190204D11293400716165519

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Citizens Bank, National Association ("Citizens") and Griffin-American Healthcare REIT IV Holdings, LP (the "Counterparty") on the Trade Date specified below (the "Transaction"). This document will constitute a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Counterparty and Citizens as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of January 17, 2019 between Counterparty and Citizens as the same may be amended and supplemented from time to time (the "Agreement").

In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount	139,500,000
Trade Date:	February 5, 2019
Effective Date	February 11, 2019
Termination Date	November 19, 2021, subject to adjustment in accordance with the Modified Following Business Day Convention.
<u>Fixed Amounts</u>	
Fixed Rate Payer	Counterparty
Fixed Rate Calculation Periods	From and including the tenth (10th) day of each month to but excluding the tenth (10th) day of the following month starting with the Effective Date continuing until the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate Payer Payment Dates	In arrears (Last day of each Calculation Period) beginning with March 11, 2019, continuing until the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention. Business Day Convention.

Fixed Rate	2.491 percent
Fixed Rate Day Count Fraction	Actual/360
Business Days for Fixed Amounts	London, New York

Floating Amounts

Floating Rate Payer	Citizens
Floating Rate Calculation Periods	From and including the tenth (10th) day of each month to but excluding the tenth (10th) day of the following month starting with the Effective Date continuing until the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate Payer Payment Dates	In arrears (Last day of each Calculation Period) beginning with March 11, 2019, continuing until the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention Business Day Convention.
Floating Rate Option	USD-LIBOR-BBA, however the reference to "London Banking Days" in the third line of the definition of "USDLIBOR-BBA" as published in Section 7.1.(ab).(xxii) of the 2006 ISDA Definitions is replaced by ["New York and London Business Days"].
Designated Maturity	1 Month (No interpolation.)
Floating Rate for Initial Calculation Period	N/A
Floating Rate Spread	0.00 bps
Floating Rate Day Count Fraction	Actual/360
Compounding	Inapplicable
Reset Dates	First day of each Floating Rate Calculation Period, subject to adjustment in accordance with the Modified Following Business Day Convention
Business Days for Floating Amounts	London, New York
Calculation Agent	Per the ISDA Master Agreement

Other Details

N/A

Account Details

Payments to the Counterparty:

Bank Name:

Account Number:

Account Name:

ABA Number:

Offices

The Office of Citizens for the Transaction is :	Boston
The Office of the Counterparty for the Transaction is :	Irvine

Each party represents to the other party on the Trade Date of this Transaction that (in the absence of a written agreement between the

parties that expressly imposes affirmative obligations to the contrary for this Transaction):-

(a) *Non-Reliance.* It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying, and has not relied, on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b) *Assessment and Understanding.* It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c) *Status of Parties.* The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

This Confirmation is in final form and supersedes all previous Confirmations and communications in respect of this Transaction. No hard copy will follow.

In the event that you disagree with any part of this Confirmation, please notify us via the contact details below, so that the discrepancy may be quickly resolved. All inquiries regarding confirmations, payments and/or rate re-settings should be sent to:

Citizens Bank, National Association
One Citizens Drive
Riverside, RI 02915
Attn: Interest Rate Risk Management
Phone: (866)999-0073
Fax: 401-282-7718

We are pleased to have completed this Transaction and look forward to dealing with you again in the near future.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation enclosed for that purpose and returning it to us via fax at the number listed above.

For and on behalf of Citizens Bank, National Association

Name: Elizabeth Magalhaes
Title: VP

Griffin-American Healthcare REIT IV Holdings, LP
By:____________________
Name: Danny Prosky
Title: President & COO